Exhibit 2.3

Execution Version

SOFTWARE PURCHASE AGREEMENT

This Software Purchase Agreement, including all Schedules (the “Agreement”) dated October 15, 2021, is by and among Evolving Systems Limited, a company incorporated in England & Wales (“Seller”), ETI-NET Inc., a Quebec Corporation (“Buyer”), and Evolving Systems Inc., a Delaware Corporation (“Parent”). Seller, Parent and Buyer shall collectively be referred to as the “Parties” or individually as a “Party”.

WHEREAS, Seller and its affiliates (collectively, the “Group Companies”) are a group of commercial software companies that develop, market, sell and license computer software as well as sell services related to the implementation, configuration and support thereof (the “Business”);

WHEREAS, Seller is the owner of the Software (as defined in Section 1.01);

WHEREAS, concurrently with the execution of this Agreement, Parent and Evolving Systems NC, Inc., a Delaware corporation (“Evolving NC”), and Buyer have entered into a separate Software Purchase Agreement pursuant to which, among other things, Buyer will purchase from Parent and Evolving NC all software they own (the “US Software”) (the “US Software Purchase Agreement”);

WHEREAS, the Software and the US Software comprise all of the software owned by any Group Companies; and

WHEREAS, Buyer desires to purchase, and Seller wishes to sell to Buyer the Software, subject to the terms and conditions set forth below. Accordingly, Buyer, Seller and Principals agree as follows:

Article I
Purchase and Sale

Section 1.01 Purchase and Sale of Software. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s rights, title and interest in, to, and under all of the software it owns (the “Software”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Software shall include all computer software and its source code (excluding, for the avoidance of doubt, any open source code that is not owned by Seller) including without limitation all Software licensed by Seller to third parties, whether by delivery of object code versions of the Software for installation on the end-user systems, or offered by Seller to third parties on a hosted, software as a service, application service provider, cloud-based service or similar platform.

Excluding any open source code that is not owned by Seller, Software shall also include, without limitation:

a)	all computer programs, firmware, platform and application software (whether in source code, object code or other form), library functions, compilers, models, algorithms, methodologies and implementations thereof, data, metadata, and databases and compilations of data, whether machine readable or otherwise, that are included or related with the Software, in any form, including without limitation, development tools, descriptions and flow charts, programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, library functions, compilers, and platform and application software, whether in source or object code format, and all related documentation;

b)	as pertains to the Software, all trade secrets, confidential business information, know-how, ideas, research and development, formulas, compositions, development and production processes and techniques, technical data, designs, drawings, specifications, material that is subject to non-copyright protections, proprietary information, know-how, technology, technical data, intellectual property rights acquired by license or agreement;

c)	all copyrights, and all other works with respect to works of authorship and tangible works of expression in and to the Software, including derivative works, all copyrightable works, all copyrights, and all applications, registrations, and renewals, extensions and reversion in connection therewith (registered or unregistered), and all other rights corresponding thereto throughout the world (including all moral and economic rights, however denominated) (“Copyrights”);

d)	all common law, statutory, treaty and convention rights with regards to the Software and any element in this section;

e)	all property rights, moral rights, ownership and other proprietary rights in and related to the Software;

f)	all worldwide forms of protection and rights in, to and under all elements of this section; and the right and power to assert, defend and recover title thereto and the right to sue for and recover damages for past, present and future infringement, misuse, misappropriation or other violation thereof;

g)	all technical and descriptive materials and documentation (including all copies in whatever form, including digital or electronic copies) relating to the acquisition, design, development, use or maintenance of the Software and of any and all intellectual property therein (collectively “Technical Documentation”);

h)	all works in progress, updates, upgrades and improvements in and related to the Software, including associated computer programming code (including both object code and source code versions thereof), documentation (including user manuals and other written materials that relate to particular code or databases), materials useful for design (including logic manuals, flow charts, and principles of operation), and other written materials or tangible items used by Seller in the development and maintenance of the Software;

i)	all transferable rights to use third party intellectual property acquired by license or agreement by Seller to the extent related to the Software; and

j)	all documentation related to any of the above.

(and each of (a) to (j) above, a “Purchased Asset” and collectively the “Purchased Assets”);

Section 1.02 Purchase Price. The aggregate purchase price for the Software and the other Purchased Assets shall be Fifteen Million US Dollars ($15,000,000) (the “Purchase Price”). Buyer shall pay the Purchase Price to Parent, for the account of Seller, at the Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Parent in writing to Buyer.

Section 1.03 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price is entirely allocated to the Software in its whole, and that although a list of Purchased Assets is provided for specificity, all Purchased Assets are and form an integral and indivisible part of the Software, with no individual value other than as a whole as part of the Software.

Section 1.05 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person, Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. Buyer acknowledges and agrees that, notwithstanding the foregoing sentence and any other provision in this Agreement to the contrary, Seller (i) shall have no obligation to transfer any open source code that is not transferrable and (ii) shall have no liability or other obligation to Buyer to the extent that any Purchased Asset cannot be assigned due to illegality or impossibility of transfer based on the laws or rules of any jurisdiction. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. For purposes of this Agreement, “Person” means any individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

Article II
Closing

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the closing of the transactions contemplated by the US Software Purchase Agreement (the “Closing Date”).

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer a bill of sale in the form of Schedule 2.02(a) hereto (the “Bill of Sale”) and duly executed by Seller, transferring all of Seller’s rights, title and interest in and to the Software and the other Purchased Assets to Buyer.

(b) At the Closing, Buyer shall deliver to Parent the Purchase Price.

Section 2.03 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party shall take all such reasonable necessary action to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement.

Article III
Representations and Warranties of Parent

Except as disclosed in writing to Buyer in schedules attached to this Agreement, Parent represents and warrants to Buyer that the statements contained in this Article are true, complete and correct as of the Closing Date.

Section 3.01 Organization and Authority of Parent and Seller; Enforceability. Each of Parent and Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the necessary corporate power and authority to own, operate and lease its assets and to carry on its business as it is currently conducted. Parent and Seller have all requisite power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller and Parent of this Agreement have been duly and validly approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and Parent and is legal, valid and binding obligation of Seller and Parent enforceable against Seller and Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.

Section 3.02 All Software. The Software and the US Software comprise all of the software owned by the Group Companies.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is duly organized, validly existing and in good standing under the laws Quebec, Canada, with the necessary corporate power and authority to own, operate and lease its assets and to carry on its business as it is currently conducted. Buyer has all requisite power and authority necessary to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement has been duly and validly approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and is legal, valid and binding obligation of Seller and Parent enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.

Article V
Indemnification

Section 5.01 Survival. Subject to the terms, conditions and limitations set forth in this Agreement and in Article 7 of that certain Equity Purchase Agreement by and between Parent and Evolving Systems Holdings Ltd., a limited corporation incorporated under the laws of England and Wales, on the one hand, and Buyer, Investissements RIV Europe Limitee, a Quebec corporation, and Said Hini, an individual, on the other hand (the “Equity Purchase Agreement”), the representations and warranties contained herein shall survive as and be treated as “Fundamental Representations” under the Equity Purchase Agreement.

Section 5.02 Indemnification by Parent. Parent shall indemnify Buyer and the Buyer Indemnified Parties in accordance with the terms set forth in Article 7 of the Equity Purchase Agreement.

Section 5.03 Indemnification by Buyer. Buyer shall indemnify Seller and the Seller Indemnified Parties in accordance with the terms set forth in Article 7 of the Equity Purchase Agreement.

Article VI
Miscellaneous

Section 6.01 Expenses. Each Party shall bear their own costs and expenses in relation with this Agreement.

Section 6.02 Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted to be delivered, given or otherwise provided under this Agreement shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, or by email to the individuals designated for the Parties in Section 8.7 of the Equity Purchase Agreement. Any such notice, request, claim, demand, disclosure or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by email prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by email after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day.

Section 6.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.04 Entire Agreement. This Agreement and the documents to be delivered hereunder, together with the Transaction Documents (as defined in the Equity Purchase Agreement), constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder (including the Schedules), the statements in the body of this Agreement will control.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.06 Amendment, Modification & Waiver. This Agreement may be amended, modified or supplemented, and any provision hereof shall be waived, only by an agreement in writing signed by each Party hereto. No delay in exercising any right or remedy hereunder shall be construed as a waiver thereof.

Section 6.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as an original signed copy (including any electronic signature covered by the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

Section 6.09 No Third Party Beneficiaries. Nothing expressed, implied or referred to in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the Parties that the Agreement be for the sole and exclusive benefit of such Parties and their respective successors and permitted assigns, and not for the benefit of any other Person.

Section 6.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11 Condition to Closing. Notwithstanding any other section of this Agreement, it is expressly agreed that the Closing is conditioned upon the satisfaction or waiver of all conditions precedent to closing set forth in the Equity Purchase Agreement. The consideration payable hereunder is separate and distinct from the consideration payable under the Equity Purchase Agreement. The Parties acknowledge and agree that the Closing shall be deemed to occur immediately prior to the consummation of the transactions contemplated by the Equity Purchase Agreement. This Agreement shall terminate automatically upon the termination of the Equity Purchase Agreement.

Section 6.12 Waiver. Any failure of a Party to comply with any obligation herein may be waived by the other Party only by a written instrument signed by the Party granting such waiver. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof or estoppel with respect thereto.

Section 6.13 Public Announcements. Each Party agrees not to make any public announcement in regard to the transactions contemplated by this Agreement without the other Party’s prior consent, except as may be required by law, in which case the Parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.

Section 6.14 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to conflict of law rules that would require the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, each of the undersigned has executed this Software Purchase Agreement as of the date first written above.

SELLER:	EVOLVING SYSTEMS LIMITED

	By:	/s/ Matthew Stecker
Name: Matthew Stecker
Title: Chief Executive Officer

PARENT:	EVOLVING SYSTEMS, INC.

	By:	/s/ Matthew Stecker
Name: Matthew Stecker
Title: Chief Executive Officer

[Signature Page to UK Software Purchase Agreement]

BUYER:	ETI-NET INC.

	By:	/s/ Dan Charron
Name: Dan Charron
Title: Chief Executive Officer

[Signature Page to UK Software Purchase Agreement]